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Genta Announces Resignation of Jerome Groopman, M.D. from the Board of Directors

BERKELEY HEIGHTS, NJ – July 21, 2006 – Genta Incorporated (Nasdaq: GNTA) announced today that Dr. Jerome Groopman has submitted his resignation from the Company's Board of Directors due to personal health reasons. Dr. Groopman has served on the Board since 2002.

‘‘The Board has very reluctantly accepted Jerry's resignation effective as of today,’’ said Dr. Raymond P. Warrell, Jr., Chairman and Chief Executive Officer. ‘‘Over the past few years, his advice and counsel have been an incredible asset to his colleagues on our Board, and we are all deeply grateful for his years of service. We understand this decision and wish him well during his recovery.’’

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company's research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program. The Company has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma. The leading drug in Genta's small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report/Form 10-K for 2005.

SOURCE: Genta Incorporated

CONTACT:

Investor Relations Tara Spiess/Andrea Romstad TS Communications Group, LLC info@genta.com (908) 286-3980	Media Relations Greg Tiberend Richard Lewis Communications, Inc. (212) 827-0020